UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

SCHOLASTIC CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-19860

DELAWARE	13-3385513
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

557 BROADWAY

NEW YORK, NY 10012

(Address of principal executive offices, including zip code)

(212) 343-6100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) On December 16, 2015, the Board of Directors elected David Young as a director of the Company. Mr. Young was appointed to one of the Board seats elected by the Class A stockholders of the Company. Mr. Young was also appointed to the Human Resources and Compensation Committee and the Technology and Data Management Committee. Mr. Young will be compensated for his services as a director on the same basis as other non-employee directors of the Company, including annual retainers, eligibility to receive stock-based awards under the Company’s outside director stock incentive plan and the ability to participate in the deferred compensation plan for directors. For a description of non-employee director compensation, including the stock incentive and deferred compensation plans, see “Proposal 1 - Election of Directors - Director Compensation” in the Company’s proxy statement for its 2015 annual meeting of stockholders filed with the Securities and Exchange Commission on August 11, 2015. On December 16, 2015, Mr. Young received a grant of 1,464 stock options and 818 Restricted Stock Units under the Amended and Restated Scholastic Corporation 2007 Outside Directors Stock Incentive Plan. The Plan was amended on that day to clarify that a non-employee director appointed or elected other than at the annual meeting of stockholders to fill a vacancy on the Board will receive a pro-rata portion of the annual grant to non-employee directors. There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Company is to be a participant and in which Mr. Young has or had a direct or indirect material interest which would be required to be reported under Item 404(a) of Regulation S-K.

(e) Not applicable.

(f) Not applicable.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: December 18, 2015	By:	/s/ Andrew S. Hedden
Andrew S. Hedden
Executive Vice President, General Counsel and Secretary